Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT made and entered into as of the 10th day of May, 2016, by and among HarborOne Bancorp, Inc., a Massachusetts stock holding company (the “Company”), HarborOne Bank, a Massachusetts-chartered stock co-operative bank with its principal place of business in Brockton, Massachusetts (the “Bank”) (the Bank and the Company shall be hereinafter collectively referred to as the “Employers”),  and James W. Blake, of South Easton, Massachusetts (the “Employee”).

WITNESSETH THAT:

WHEREAS, the Employee is currently, and has been for approximately twenty-three (23) years, employed by the Employers; and

WHEREAS, the Employee’s experience in the financial services industry and the Employee’s reputation and contacts in such industry are valuable to the Employers; and

WHEREAS, the Employers desire to continue to employ the Employee in an executive capacity in the conduct of its business; and

WHEREAS, the Employee desires to continue his employment with the Employers; and

WHEREAS, the Bank and the Employee had previously entered into an Employment Agreement dated July 31, 2013, which agreement was amended and restated in its entirety in an Employment Agreement dated March 1, 2016; and

WHEREAS, to address a comment by a regulatory authority with jurisdiction over the Employers, the Bank and the Employee wish to amend and restate the Employment Agreement dated March 1, 2016 as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment.  The Employers hereby agree to continue the employment of the Employee and the Employee hereby agrees to continue in the employ of the Employers on the terms and conditions hereinafter set forth.

2.Effective Date, Term.  The effective date of this Agreement (the “Effective Date”) shall be the day first written above.  The term of the Employee’s employment pursuant to this Agreement shall commence on the Effective Date and shall continue thereafter until terminated as provided in Section 5.

3.Capacity and Extent of Service.

(a)During the term of this Agreement, the Employers shall employ the Employee as their President and Chief Executive Officer, subject to his election by the Employers’ Boards of Directors (the “Boards of Directors”).

(b)The Employee shall be employed on a full-time basis and shall be assigned only such duties and tasks as are appropriate for a person in the position of President and Chief Executive Officer.  It is the intention of the Employers and the Employee that, subject to each of the Employers’ Charter and By-Laws, and the Employee’s legal responsibilities as an officer of the Employers, the Employee shall have full discretionary authority to control the day-to-day operations of the Employers and to incur such obligations on behalf of the Employers as may be necessary or appropriate in the ordinary course of its business.

(c)During his employment hereunder, the Employee shall devote his full business time and his best efforts, business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder.  The Employee shall not engage in any other business activity during the term of this Agreement except as may be approved by the Board of Directors.

(d)The Employers encourage participation by the Employee on community boards and committees and in activities generally considered to be in the public interest, but the Board of Directors shall have the right to approve or disapprove, in its sole discretion, the Employee’s participation on such boards and committees.

4.Compensation and Benefits.

(a)Base Salary.  As compensation for services performed under and during the term of this Agreement, the Employee shall receive a minimum annual base salary (“Base Salary”) at a rate of Six Hundred Sixty-Two Thousand Four Hundred Eighty Dollars ($662,480).  The Employee’s minimum Base Salary may be increased (but not decreased) from time to time during the term hereof by such amounts as the Compensation Committee of the Company’s Board of Directors in its sole discretion may determine.

(b)Incentive and/or Bonus Compensation.  In addition to the foregoing minimum Base Salary, the Employee shall be eligible during the term of this Agreement to receive incentive compensation determined and payable in accordance with any incentive compensation plans of the Employers in effect from time to time for members of executive management generally, but in no event with terms less favorable than those in effect under the Employers’ incentive compensation program in effect at any time during the three (3) years immediately preceding the Effective Date.

(c)Fringe Benefits.  At all times during the term of this Agreement, the Employers shall provide the Employee with fringe benefits as set forth in Exhibit A to this Agreement, which Exhibit is incorporated herein by reference and the terms of which are thereby made a part hereof.  The Employee shall also be entitled to participate in any employee benefit plans, including without limitation the Employers’ Section 401(k) Plan, from time to time in effect for executive officers of the Employers generally.

(d)Business Expenses.  The Employers shall reimburse the Employee for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Employers, their auditors, the Internal Revenue Service or other regulatory authorities having jurisdiction over the Employers and their operations.

(e)Endorsement Split-Dollar Insurance.  The Bank and the Employee have entered into an Endorsement Split-Dollar Agreement dated as of November 13, 2015, a copy of which is attached hereto as Exhibit B, which Exhibit is incorporated herein by this reference and the terms of which are thereby made a part hereof.  The Bank and the Employee agree to fulfill their respective obligations under the Endorsement Split-Dollar Agreement.

5.Termination and Termination Benefits.

Notwithstanding the provisions of Section 2, the Employee’s employment hereunder shall terminate under the following circumstances:

(a)Death.  In the event of the Employee’s death during his employment under this Agreement, the Employee’s employment shall terminate on the date of his death; provided, however, that if the Employee is survived by his spouse, the Employers shall continue to pay to his spouse the Employee’s Base Salary in effect at the time of his death until the expiration of two (2) months following the Employee’s death.

(b)Disability.  The Employers may terminate the Employee’s employment if he is disabled and unable to perform the essential functions of the Employee’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period.  If any question shall arise as to whether during any period the Employee is disabled so as to be unable to perform the essential functions of the Employee’s then existing position or positions with or without reasonable accommodation, the Employee may, and at the request of the Employers shall, submit to the Employers a certification in reasonable detail by a physician mutually agreeable to the Employers and the Employee or the Employee’s guardian as to whether the Employee is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Employee shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Employee through his own fault shall fail to submit such certification, the Employers’ determination of such issue shall be binding on the Employee.  Nothing in this Section 5(b) shall be construed to waive the Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Termination by the Employee Without Cause.  Notwithstanding the provisions of Section 2, the Employee may resign from the Employers at any time upon sixty (60) days prior written notice to the Boards of Directors.  In the event of resignation by the Employee under this Section 5(c), the Boards of Directors in their sole discretion may elect to waive the period of notice, or any portion thereof.  From and after the effective date of such termination by the Employee of his employment hereunder, the Employers shall have no further liability to the

Employee for salary or other compensation or benefits, except as provided pursuant to the terms of any employee benefit plan of the Employers in which the Employee is then a participant.

(d)Termination by the Employers Without Cause.  The Employee’s employment under this Agreement may be terminated without cause by a vote of two-thirds (2/3rds) of all (except the Employee) of the members of each Board of Directors and on written notice to the Employee.  In the event of such termination, the Employee shall be entitled to the following benefits:

(i)For a period of twenty-four (24) months, the Employers shall continue to pay to the Employee, or to the Employee’s designated beneficiary (or to his estate if he fails to make such designation) the Employee’s salary at the rate of his Base Salary in effect as of the date of such termination;

(ii)For each year during the period specified in paragraph (i) of this Section 5(d), the Employee shall be entitled to receive incentive compensation equal to the average incentive compensation received by the Employee during the three (3) full fiscal years of the Employers immediately preceding such termination, with such amount to be paid when incentive compensation is otherwise paid to other executives of the Employers in the first seventy-five (75) days of the Employers’ fiscal year;

(iii)If the Employee was participating in the Employers’ group health plan immediately prior to the date of termination and elects COBRA health continuation, then the Employers shall pay to the Employee a monthly cash payment for eighteen (18) months or the Employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Employers would have made to provide health insurance to the Employee if the Employee had remained employed by the Employers; and

(iv)The Employee shall be entitled to receive a payment equal to the amount the Employers would have contributed on his behalf to any qualified pension, profit sharing or 401(k) or similar plan had he remained in the employ of the Employers for an additional twenty-four (24) month period at the same Base Salary as in effect as of the date of the Employee’s termination.  Such amount shall be paid in the twenty-fourth (24th) month following termination of employment.

Notwithstanding the above, in the event of a termination by the Employers without Cause that occurs within twenty-four (24) months after a Change in Control, the amounts payable under Section 5(d)(i) shall be increased to three (3) times the Employee’s Base Salary and be paid to the Employee in a single lump sum within ten (10) days following the termination of employment, and the Employee shall have no further obligations to the Employers except his obligations under Sections 6(a) and 6(b).

(e)Termination by the Employee For Good Reason.  The Employee may terminate his employment hereunder for Good Reason.  Only the following shall constitute “Good Reason” for such termination:

(i)Failure of the Employers to continue the Employee in the position of President and Chief Executive Officer during the term of this Agreement;

(ii)Material change by the Employers in the nature or scope of the Employee’s responsibilities, title, authorities, powers, functions or duties from the responsibilities, title, authorities, powers, functions or duties normally exercised by an executive in the position of President and Chief Executive Officer, or any reassignment of the Employee to a place of business which is more than fifty (50) miles from Brockton, Massachusetts;

(iii)Material breach by the Employers of Section 4 hereof or of any other provision of this Agreement, which breach continues for more than thirty (30) days following written notice given by the Employee to the Employers, such written notice to set forth in reasonable detail the nature of such breach; or

In the event the Employee terminates his employment for Good Reason, the Employee shall be entitled to the termination benefits set forth in Section 5(d) above, provided, however, that, in the event of a termination for Good Reason that occurs within twenty-four (24) months after a Change in Control, the amounts payable under Section 5(d)(i) shall be increased to three (3) times the Employee’s Base Salary and be paid to the Employee in a single lump sum within ten (10) days following the termination of employment, and the Employee shall have no further obligations to the Employers except his obligations under Sections 6(a) and 6(b).

For purposes hereof, a “Change in Control” shall be deemed to occur upon the occurrence of any one of the following events:

(A)any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than HarborOne Bancorp or the Company), any of their subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or in connection with a public offering); or

(B)persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Company’s Board of Directors, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (1) a vote of at least a majority of the Incumbent Directors or (2) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Company’s Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(C)the consummation of (1) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or of the Bank.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to forty percent (40%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns forty percent (40%) or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (A).

(f)Termination by the Employers For Cause.  The Employee’s employment hereunder may be terminated for cause by the Employers, effective immediately, by a vote, at a meeting duly called for such purpose of the members of the Boards of Directors and on written notice to the Employee setting forth in reasonable detail the nature of such cause.  The Boards of Directors shall vote separately on the issue of cause and on the issue of termination, but such separate votes may be taken at the same meeting.  A determination that “cause” exists and a determination to terminate the Employee following an affirmative determination of “cause” shall require a two-thirds (2/3rds) vote of all (except the Employee) of the members of each Board of Directors.  Only the following shall constitute “cause” for such termination:

(i)Conviction by a court of competition jurisdiction (or plea of nolo contendere) for felony criminal conduct or other criminal conduct involving dishonesty or moral turpitude;

(ii)Willful misconduct in the performance of the Employee’s duties hereunder;

(iii)Gross negligence in the performance of the Employee’s duties hereunder that results in a material detriment to the Employers or their affiliates;

(iv)Chronic substance abuse which interferes with Employee’s performance of his duties hereunder, as reasonably determined in good faith by Board; or

(v)Fraud, embezzlement, theft, intentional misrepresentation or other similar acts by the Employee with respect to the Employers or any of their affiliates.

In the event of the termination of the Employee under this Section 5(f), the Employers shall have no further obligation to the Employee, except as required pursuant to the terms of any employee benefit plan of the Employers in which the Employee is then a participant.

(g)Vote of Boards of Directors Pursuant to Sections 5(d) or 5(f).  In the event of a vote of the Boards of Directors pursuant to Sections 5(d) or 5(f) of this Agreement, including any vote to give written notice of cause pursuant to Sections 5(f), the Employee shall not be entitled to vote.

6.Non-Competition, Non-Solicitation and Confidential Information.

(a)Non-Competition and Non-Solicitation.  During the term of the Employee’s employment under this Agreement and for twelve (12) months thereafter (or, in the event of a termination of the Employee without Cause or resignation of the Employee for Good Reason pursuant to Section 5(e), during such longer period as the Employers are making payments of severance compensation to the Employee in accordance with the provisions of Section 5(a)(i) hereof), the Employee (i) will not, directly or indirectly, whether as owner, partner, shareholder consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any business conducted anywhere in any town in which the Employers have a branch or any town contiguous thereto or within a thirty-five (35) mile radius of the Employers’ headquarters that is competitive with any business that the Employers or any of their affiliates conduct or propose to conduct at any time during the employment of the Employee; (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employers (other than terminations of employment of subordinate employees undertaken in the course of the Employee’s employment with the Employers); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employers.

Notwithstanding the foregoing, the Employee may own up to three percent (3%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(b)Confidential Information.  The Employee shall not at any time divulge, use, furnish, disclose or make accessible to anyone other than an employee or director of the Employers with a reasonable need to know, any knowledge or information with respect to confidential or secret data, procedures or techniques of the Employers, provided, however, that nothing in this Section 6(b) shall prevent the disclosure by the Employee of any such information which at any time comes into the public domain other than as a result of the violation of the terms of this Section 6(b) by the Employee or which is otherwise lawfully acquired by the Employee.

(c)The Employee understands that the restrictions set forth in this Section 6 are intended to protect the Employers’ interest in their Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

7.Withholding.  All payments made by the Employers under this Agreement shall be subject to withholding of any tax or other amounts required to be withheld by the Employers under applicable law or benefit plans of the Employers in which the Employee is participating.

8.Indemnification.  The Employers agree to indemnify the Employee in his capacity as an officer of the Employers and, to the extent he serves with the approval of the Employers as a representative, an officer or a Board member of any community organization or financial services industry association or similar entity, as set forth in the Charter or By-laws of each of the Employers, as amended from time to time; provided, however, that the terms of such indemnification shall be no less favorable to the Employee than those set forth in the Charter or By-laws of each of the Employers as of the date of this Agreement.

9.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage paid, to the Employee at the last address the Employee has filed in writing with the Employers or, in the case of the Employers, at its main office, attention of the Chairman of the Board.

10.Return of Employer Property.  The Employee will return to the Employers all records and files and all other Employer documentation and other property immediately upon termination of his employment.

11.Equitable Relief.  It is agreed that the Employers’ remedy at law for any actual or threatened breach of this Agreement by the Employee would be inadequate and that the Employers will, in addition to whatever remedies they may have at law or in equity under this Agreement, be entitled to immediate injunctive relief from actual or threatened breach of this Agreement.

12.Entire Agreement.  This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and may not be changed except by a writing duly executed and delivered by the Employers and the Employee in the same manner as this Agreement.

13.Binding Effect; Non-assignability.  This Agreement shall be binding upon and inure to the benefit of the Employers and their successors and assigns.  Neither this Agreement nor any rights arising hereunder may be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by the Employee or creditors of the Employee or any beneficiary.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Employee and the Chairman of the Board of Directors, upon concurrence of two-thirds (2/3rds) of all (except the Employee) of the members of each Board of Directors.

15.Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.Applicable Law.  This Agreement shall be construed and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts and in accordance with any applicable federal laws to which the Bank may be subject as an FDIC insured institution.

17.No Mitigation.  The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  No payment provided for in this Agreement shall be reduced by any compensation earned by the Employee as the result of employment by another employer, or the Employee’s receipt of income from any other sources, after termination of his employment with the Employers.

18.Dispute Resolution.  If a dispute arises out of or relates to this Agreement, or the breach hereof, and if such dispute is not settled within a commercially reasonable time through negotiations, the parties shall attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration, litigation or other dispute resolution procedures.  No resolution or attempted resolution of any dispute or disagreement pursuant to this Section 18 shall be deemed to be a waiver of any term or provision of this Agreement or consent to any breach or default, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

19.Compliance with Section 409A.  The Employers and the Employee acknowledge and agree that the provisions for payments and benefits in Sections 4 and 5 of this Agreement may constitute a “non-qualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and other guidance thereunder (“Section 409A”).  The Employers and the Employee intend to administer such provisions in a manner that at all times is either exempt from or complies in form and operation with the applicable limitations and the standards of Section 409A.  Accordingly, the following limitations are expressly imposed with respect to such provisions for payments.

(a)The Employee’s entitlement to receive or begin to receive payments pursuant to the provisions of Section 5 is conditioned upon the Employee’s separation from service.  For this purpose, the Employee will be deemed to have separated from service only if his level of services to the Employers and their affiliated entities decreases and is expected to remain at a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding thirty-six (36) month period.

(b)If at the time of the Employee’s separation from service, the Employee is considered a “specified employee” (within the meaning of Section 409A) by the Bank, the payment of any amount payable to the Employee that constitutes non-qualified deferred compensation subject to Section 409A shall be delayed until six months and a day after the Employee’s separation from service.

(c)It is intended that each installment, if any, of the payments and benefits provided by the provisions of Section 5 shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Employers nor the Employee will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(d)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.  All expenses or reimbursements paid pursuant to this Agreement that are taxable income to the Employee shall in no event be paid later than the end of the calendar year next following the calendar year in which the Employee incurs such expense or pays the related tax.  With regard to any provision in the Agreement for the right to reimbursement or in-kind benefits, such right shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing clause shall not  be violated with regard to expenses reimbursed under any  arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

20.Additional Limitation.

(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Employers to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section

4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)For purposes of this Section 20, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 20(a) shall be made by a nationally recognized accounting firm selected by the Employers (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employers or the Employee.  Any determination by the Accounting Firm shall be binding upon the Employers and the Employee.

21.Allocation of Obligations Between Employers.  The obligations of the Employers under this Agreement are intended to be the joint and several obligations of the Bank and the Company, and the Employers shall, as between themselves, allocate these obligations in a manner agreed upon by them.

22.Required Regulatory Provision. Notwithstanding anything herein contained to the contrary, any payments to the Employee by the Employers, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employers, by their duly authorized officers, and by the Employee, as of the date first above written.

EMPLOYEE:		HARBORONE BANCORP, INC.:

/s/ James W. Blake	By:	/s/ Timothy R. Lynch
James W. Blake		Timothy R. Lynch
Chairman of the Board

HARBORONE BANK:

	By:	/s/ Timothy R. Lynch
Timothy R. Lynch
Chairman of the Board

[Signature Page to Employment Agreement]

EXHIBIT A

to

EMPLOYMENT AGREEMENT

by and among

HarborOne Bancorp, Inc.

HarborOne Bank

and

James W. Blake

Dated May 10, 2016

1.Automobile.The Employee shall be entitled to the use of an Employer-owned automobile generally comparable to a BMW 750.  The Employee shall be entitled to a new replacement automobile every three (3) years.  In addition to the foregoing, the Employee shall be entitled to reimbursement for (or payment directly by the Employers of) all expenses of operating the automobile, including insurance, maintenance, repairs, licensing, fuel, taxes and other routine expenses.

2.Club Memberships.  The Employers will pay on the Employee’s behalf the cost of a social membership (fees and dues) at a club selected by the Employee and determined by the Board in its reasonable discretion to be in the best interests of the Employers and consistent with Department of Treasury Regulations.

3.Conventions and Seminars.  The Employee shall be entitled to attend with his spouse, at the Employers’ expense, the Massachusetts Bankers Association Annual Meeting and Convention, and vendor-related advisory board and client conferences.

4.Vacation.  The Employee shall be entitled to five (5) weeks of paid vacation benefits in each calendar year, accrued monthly during the calendar year.

5.Insurance.  The Employers shall maintain in effect for the Employee, at the Employers’ sole expense, life insurance equal to three (3) times the Employee’s Base Salary, subject to the terms of the insurance plan specific to him.  If the Employee’s benefit limits exceed the amount available under the Employers’ group insurance plan, then the Employee will be entitled to Employer-paid coverage under a different plan, in addition to or in lieu of the group insurance plan, to accommodate the difference.

6.Technology Assistance.  The Employers shall supply the Employee with full capability for remote access to Employer systems, as necessary, including a laptop computer, cell phone, personal digital assistant and wireless connection at his residence, all at the Employers’ sole expense for purchase, customary monthly charges, and upgrades, including new equipment on a periodic basis as technology improvements and communications needs dictate.

7.Medical Insurance in Retirement.  The Employee will be entitled to coverage in a supplemental medical insurance plan for the Employee and his spouse, pending his eligibility as determined by the medical insurer, at the Employers’ sole expense, once he reaches age sixty-five (65) and is no longer covered by the Employers’ group medical insurance plan, to supplement what is covered in his Medicare plan. This supplemental insurance plan, commonly referred to as a “Medigap” plan, is designed to cover medical and related costs that are not covered by the Employee’s Medicare plan.  The supplemental insurance plan will include prescription medication coverage.  Supplemental insurance will remain in effect during the entire term of the Employee’s and his wife’s retirement.